UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

WHIRLPOOL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	38-1490038
(State or other jurisdiction o f incorporation or organization)	(I.R.S. Employer Identification No.)

2000 North M-63, Benton Harbor, Michigan	49022-2692
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to Be Registered	Name of Each Exchange on Which Each Class Is to Be Registered
Depositary Shares, each representing a 1/20th interest in a share of 8.50% Series A Mandatory Convertible Preferred Stock, par value $1.00	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-293648

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing a 1/20th interest in a share of 8.50% Series A Mandatory Convertible Preferred Stock, par value $1.00 per share and liquidation preference $1,000 per share (the “Mandatory Convertible Preferred Stock”), of Whirlpool Corporation, a Delaware corporation (the “Company”). The descriptions of the terms of the Depositary Shares and the underlying Mandatory Convertible Preferred Stock set forth under the headings “Description of Depositary Shares” and “Description of Mandatory Convertible Preferred Stock,” respectively, in the Company’s Prospectus Supplement, dated February 24, 2026, to the Prospectus, dated February 23, 2026, forming a part of the Company’s Registration Statement on Form S-3 (File No. 333-293648), filed under the Securities Act of 1933, as amended, are hereby incorporated herein by reference.

Item 2. Exhibits.

Exhibits

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Whirlpool Corporation (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K (Commission file number 1-3932) filed with the SEC on April 23, 2009)

3.2	By-Laws of Whirlpool Corporation (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K (Commission file number 1-3932) filed with the SEC on February 21, 2023)

3.3	Certificate of Designations, filed with the Secretary of State of the State of Delaware and effective February 27, 2026 (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K (Commission file number 1-3932) filed with the SEC on February 27, 2026)

4.1	Form of Certificate for the 8.50% Series A Mandatory Convertible Preferred Stock (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K (Commission file number 1-3932) filed with the SEC on February 27, 2026)

4.2	Deposit Agreement, dated as of February 27, 2026, among Whirlpool Corporation, Computershare Inc. and Computershare Trust Company, N.A., acting jointly as Depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference from Exhibit 4.2 to the Company’s Current Report on Form 8-K (Commission file number 1-3932) filed with the SEC on February 27, 2026)

4.3	Form of Depositary Receipt for the Depositary Shares (incorporated by reference from Exhibit 4.3 to the Company’s Current Report on Form 8-K (Commission file number 1-3932) filed with the SEC on February 27, 2026)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Whirlpool Corporation

Date: February 27, 2026	By:	/s/ Scott J. Dorfman
		Name:	Scott J. Dorfman
		Title:	Assistant Corporate Secretary